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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of January 1, 2000 (this "Agreement"), by and between JOHN F. MOYNAHAN (the "Executive"), and XYBERNAUT CORPORATION, a Delaware Corporation (the "Company").

         WHEREAS, the Executive has been employed as a Senior Vice President and the Chief Financial Officer of the Company; and

         WHEREAS, the Company desires to continue to employ the Executive as a Senior Vice President and the Chief Financial Officer of the Company and the Executive desires to continue his employment with the Company in the aforementioned capacity, all upon the terms and provisions, and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         Section 1. Definitions. As used in this Agreement the following terms shall have the meanings set forth in this Section 1:

         (a) "Affiliate" of any Person means any stockholder or person or entity controlling, controlled by under common control with such Person, or any director, officer or key executive of such Person or any of their respective relatives. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

         (b) "Cause" shall mean (i) the Company being subjected to any criminal liability under any applicable law as a result of any action or inaction on the part of the Executive, which the Executive did not, at the time, reasonably believe to be in the best interests of the Company; (ii) the conviction or admission of the Executive of, or plea by the Executive of nolo contendre to, a felony or crime involving moral turpitude which the Board of Directors concludes is likely to have a material and adverse effect on the reputation of the Company; (iii) if the Executive is chronically addicted to any narcotic or other illegal or controlled substance or repeatedly abuses any alcoholic product or any prescription stimulants or depressant, as determined by a physician designated by the Company, which in the reasonable opinion of the Board of Directors of the Company materially interferes with Executive's performance of his duties and obligations hereunder; (iv) the Executive committing fraud, or stealing or misappropriating any asset or property of the Company, including, without limitation, any theft


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or embezzlement; or (v) a breach of a material term or provision of this
Agreement by the Executive which is not cured by the Executive within ten (10) business days after written notice of such breach from the Company is received by the Executive; or (vi) the willful failure of the Executive to follow the directives of the Chief Executive Officer of the Company or the Board of Directors of the Company; provided, such directives are lawful and consistent with the Company's policies and generally accepted accounting principles and tax principles (if applicable).

         (c) "Change of Control" shall mean the occurrence of any of the following: (i) a Person or group of Persons, other than any current member of the Board of Directors, obtains beneficial ownership of at least thirty percent (30%) of the outstanding capital stock of the Company; or (ii) a change in the membership of more than fifty percent (50%) of the current Board of Directors in any twelve (12) month period.

         (d) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company, and any other class of common stock of the Company created after the date of this Agreement in accordance with the Company's Certificate of Incorporation and applicable law.

         (e) "Competing Business" shall mean any business, enterprise or other Person that as one of its businesses or activities, is engaged in the business of manufacturing, selling, marketing, licensing or distributing wearable computers or the solutions associated therewith that are provided by the Company.

         (f) "Confidential and Proprietary Information" shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company's or any such Affiliate's trade secrets, including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of clients and potential clients; intellectual property strategies and any work on any patents, trademarks and tradenames, prior to any filing or the use thereof in commerce; pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any Person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a Person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

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         (g)      "CPI" shall have the meaning given to that term in Section
4(a) hereof.

         (h) "Discretionary Bonus" shall have the meaning given to that term in Section 4(c) hereof.

         (i) "Employment Term" shall have the meaning given to that term in Section 2 hereof.

         (j) "GAAP" shall mean generally accepted United States accounting principles, as from time to time in effect.

         (k) "Good Reason" shall mean a substantial change to or reduction in the duties or responsibilities of the Executive such that the responsibilities of the Executive are no longer commensurate with the Executive's office with the Company as set forth herein, or the occurrence of Change of Control or a change in the Executive's office from that of Senior Vice President and Chief Financial Officer of the Company which is not concurred in by the Executive within three (3) months of its occurrence or the breach of a material term or provision of this Agreement by the Company which is not cured by the Company within ten (10) business days after written notice of such breach from the Executive is received by the Company. The failure to renew this Agreement after the expiration of the Employment Term, shall not constitute Good Reason.

         (l) "Gross Revenues" for each fiscal year during the Term shall have the meaning of gross revenues of the Company set forth in the audited annual financial statements of the Company for the applicable fiscal year and which shall be determined in accordance with GAAP applied on a consistent basis.

         (m) "Incapacity" shall mean any illness or mental or physical incapacity or disability which prevents the Executive from performing his duties or obligations hereunder for a continuous period of one hundred twenty
(120) consecutive days or for shorter periods aggregating one hundred eighty
(180) days within any consecutive twelve (12) month period.

         (n) "Inventions" shall mean inventions, discoveries, concepts and ideas, whether patentable or not, patents, patent applications, copyrights and other intellectual property, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any business activity of the Company or any Affiliate of the Company, with which the Executive becomes, directly or indirectly, involved as a result in whole or in part, directly or indirectly, of the Executive's employment by the Company, or any Affiliate of the Company, and whether conceived of solely by the Executive or jointly with the efforts of others.

         (o) "Market Cap" shall mean the aggregate market value of all of the Company's issued and outstanding shares of Common Stock as of the date of determination.

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         (p)      "Performance Bonus" shall have the meaning given to that term in Section 4(d) hereof.

         (q) "Person" shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

         (r) "Salary" shall have the meaning given to that term in Section 4(a) hereof.

         (s)      "Signing Bonus" shall have the meaning given to that term in
Section 4(b) hereof.

         (t) "Without Cause" shall mean the termination of the Executive's employment hereunder by the Company, other than termination by the Company due to the Executive's death or Incapacity or based upon Cause.

         Section 2. Employment and Term. The Company hereby employs the Executive as a Senior Vice President and the Chief Financial Officer of the Company and the Executive hereby accepts such employment in that capacity, upon the terms and provisions, and subject to the conditions, set forth in this Agreement, for a term of three (3) years, commencing on January 1, 2000, and terminating on December 31, 2002, unless earlier terminated as provided in this Agreement (the "Employment Term").

         Section 3. Executive's Duties. (a) The Executive shall be the senior financial executive officer of the Company responsible for the Company's financial operations including, but not limited to, internal and external financial reporting, accounting, taxation and cash management. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform such other duties as may reasonably be assigned to the Executive by the Company's Chief Executive Officer or the Board of Directors of the Company.

         (b) The Executive shall devote all of his business time, effort, skill and attention exclusively to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive's duties and obligations hereunder diligently, competently, faithfully and to the best of his ability. Subject to disclosure to the Company's general corporate counsel, the Executive may serve on the board of directors or other governing boards of other corporations or businesses or industry organizations; provided that such service does not materially interfere with the Executive's performance of his duties and obligations hereunder. The Company acknowledges that the Executive serves on the board of directors of the corporations set forth on Schedule A attached hereto, and the Company hereby consents to the Executive serving on such boards.

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         (c)      The Executive agrees to execute policy statements and
agreements that the Company may, from time to time, reasonably require all of its senior executive officers to execute.

         Section 4. Compensation. (a) In consideration of the performance of all of the duties and obligations to be performed by the Executive hereunder, the Company agrees to pay, and the Executive agrees to accept, for the first year of the Employment Term a salary (the "Salary") at an annual rate of $170,000, payable in accordance with the Company's regular payroll practices as from time to time in effect, less all withholdings and other deductions required to be deducted in accordance with any applicable federal, state, local or foreign law, rule or regulation. In addition, the amount of the Executive's salary for the period from October 1, 1999 through December 31, 1999 shall be retroactively adjusted to be at an annual rate of $170,000, any differential owing to the Executive as a result of such adjustment shall be paid to the Executive promptly after the execution and delivery of this Agreement. After the first year during the Employment Term, the annual Salary for each successive year will be increased by the lesser of (i) 10% and (ii) the percentage increase, if any, in the CPI for each year just completed measured for the entire twelve (12) month period, plus three percent (3%). For purposes hereof, the term "CPI" means the Consumer Price Index for all Urban Consumers for the United States for the Washington, D.C. metropolitan area prepared by the Bureau of Labor Statistics of the U.S. Department of Labor, or if such index is not then being published, by the U.S. Department of Labor, the most nearly comparable successor index that the parties may agree upon.

         (b) In consideration of the Executive's execution and delivery of this Agreement, upon the execution and delivery of this Agreement the Company shall make a cash payment of $25,000 (the "Signing Bonus"). By this Agreement, the Company confirms: its prior grant to the Executive on May 10, 1999 to purchase 150,000 shares of stock at the closing price on that date with 50,000 shares vesting on May 10, 2000, 50,000 shares vesting on May 10, 2001 and 50,000 shares vesting on May 10, 2002; and its prior grant to the Executive on September 24, 1999 in respect of salary deferral by the Executive of 31,741 shares of stock with a strike price of $1.78 with 10,580 vested immediately upon grant, 10,580 vesting on September 24, 2000 and 10,581 vesting on September 24, 2001; and the prior grant to the Executive of options on December 3, 1999 to purchase 150,000 shares of stock at the closing price on that grant date, with 50,000 shares vesting immediately upon grant, 50,000 shares vesting on December 3, 2000 and 50,000 shares vesting on December 3, 2001. The shares vesting on December 3, 2000 and December 3, 2001 shall only vest if the Executive has performed his duties in a manner reasonably satisfactory to the Compensation Committee of the Board of Directors of the Company. In the event that the Board of Directors of the Company determines that the performance of the Executive is not reasonably satisfactory, it shall so inform the Executive in writing setting forth the reasons for the unsatisfactory performance. If the Compensation Committee determines that the Executive has not satisfied the performance criteria, it will notify the Executive within thirty (30) days of the applicable December 3 grant and the Executive shall have the right for a period of thirty
(30) days to cure the performance deficiencies to the reasonable satisfaction of the Compensation Committee. All of the options set forth in this

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Section 4(b) shall fully vest upon the occurrence of a Change in Control or upon a termination of this Agreement by the Executive for Good Reason.

         (c) At the sole discretion of the Board of Directors of the Company the Executive may be paid, in cash, Common Stock, options to purchase Common Stock or any combination thereof, an annual bonus for the Company's fiscal years of 2001 and 2002, in such an amount, if any, and based upon such criteria as the Board of Directors of the Company Compensation Committee may from time to time consider appropriate based upon the Executive's performance during each such year (the "Discretionary Bonus"). The options granted pursuant to this Section 4(b) shall be vested as of the date hereof, and shall be subject to all of the terms and provisions of the Company's 1997 Stock Option Plan, the Company's 1999 Stock Option Plan or any subsequently enacted stock option plan, as applicable, except that they may be exercised in any amount at any time after being vested until three (3) years from date of termination of employment and shall be irrevocable during that period. Should there not be sufficient options available or useable under said stock option Plans then, unless otherwise agreed to by the Executive, the Company will nonetheless issue said options to Executive, outside of said Plans, and register the shares of Common Stock underlying the options within 180 days of their being issued.

         (d) As additional consideration for Executive's services to the Company hereunder, the Company shall pay Executive an annual bonus (the "Performance Bonus"), based upon the Company's performance during the Employment Term, commencing with the fiscal year from January 1, 2000 through December 31, 2000, and for each fiscal year during the Employment Term thereafter, if earned, in the form of options to purchase shares of the Company's Common Stock, in an amount equal to one quarter of one percent (0.25%) of the Revenue Goal (as hereinafter defined), if the Revenue Goal is attained; or (ii) three-eighths of one percent (0.375%) of the increase, if any, in the Market Cap from January 1 through December 31 of the applicable fiscal year during the Employment Term. For purposes hereof, the term "Revenue Goal" shall mean eighty-five percent (85%) of the Company's revenue goal for each fiscal year during the Employment Term occurring after the Initial Period, as set forth in its business plan for such year; provided that for the fiscal year from January 1, 2000 through December 31, 2000 the Revenue Goal shall be $20,000,000. For purposes hereof, the Market Cap Test shall be based on the average of the number of shares outstanding and closing prices for the Company's Common Stock for the thirty (30) days ended December 31 of the applicable year compared to the same thirty (30) day period in the prior year. The calculation of whether any Performance Bonus is due for any fiscal year during the Employment Term occurring thereafter, as applicable, shall be made by the Board of Directors promptly after the end of the fiscal year in respect of the Market Cap test and upon the Company's issuance of its audited annual financial statements in respect of the Revenue Goal test. The Performance Bonus, if earned, shall be paid in the form of options to purchase shares of the Company's Common Stock valued at an exercise price equal to the average of the closing market price of the shares of the Company's Common Stock for the thirty (30) days prior to the end of the applicable fiscal year. Any options issued in respect of the Performance Bonus shall be subject to all of the terms and provisions of the Company's 1999 Stock Option Plan or, if no shares are available under such

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Plan, or any subsequently enacted stock option plan, as applicable, except that they may be exercised in any amount, at any time after being vested until three
(3) years from date of termination of employment and are irrevocable during that period. Should there not be sufficient options available or useable under said Stock Option Plan, the Company will use its best efforts to cause a new Stock Option Plan to be adopted which cover the shares.

         (e) Notwithstanding anything set forth in Section 4(c), in no event shall the options granted to the Executive, if any, as the Performance Bonus with respect to any fiscal year during the Employment Term exceed the greater of (i) options exercisable into 100,000 shares of Common Stock or (ii) one third of one percent (0.33%) of the Company's outstanding shares of capital stock.

         (f) Should there be a Change of Control of the Company or any other transaction in which the Company is not the surviving entity during the Employment Term, then as part of that transaction, the Company will require the surviving entity to modify the Agreement in an equitable manner to provide the Executive the same type of benefits that he is entitled to earn pursuant to
Section 4(c) of this Agreement.

         Section 5. Benefits, Vacation. (a) During the Employment Term, the Executive shall be entitled to such insurance and health and medical benefits as are generally made available to the senior executives of the Company, as a group, pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Executive shall be required to comply with the conditions of coverage attendant to such plans.

         (b) During each contract year of the Employment Term, the Executive shall be entitled to four (4) weeks of vacation. The Executive shall take vacation at such time or times as the Executive desires, subject to the concurrence of the Company based upon the then current business needs and activities of the Company. Vacation shall accrue if unused during the term of employment.

         (c) During the Employment Term, the Executive shall be eligible to participate in the profit sharing and other benefit plans that the Company from time to time makes available to the senior executives of the Company as a group, subject to the terms, provisions and conditions of such plans, including, without limitation, any vesting periods and eligibility criteria.

         (d) During the Employment Term, the Company shall pay to the Executive a monthly car and non-accountable expense allowance of $2,250 per month. In addition, the Company shall also pay reasonable legal and estate planning expenses of Executive in an amount not to exceed $2,500 for each calendar year during the Employment Term. The amounts paid and/or provided for in this Section 5(d) shall be reported by the Company on Internal Revenue Service Form 1099.

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         (e)      The Company agrees to maintain in full force and effect the life insurance policy in the face amount aggregating seven hundred and fifty thousand dollars ($750,000.00), which are made payable to such beneficiary or beneficiaries who are designated by the Executive. The Company shall pay all premiums due on such policies during the Employment Term. After the termination or expiration of the Employment Term, at the request of the Executive, the Company shall assign such insurance policies to the Executive.

         Section 6. Business Expenses. The Executive shall be entitled to reimbursement for ordinary, necessary and reasonable business expenses actually incurred by the Executive during the Employment Term in the performance of the Executive's duties hereunder, if supported by such reasonable documentation as may be required by the Company in accordance with the Company's policies.

         Section 7. Termination of Employment Term. (a) In the event of the death of the Executive during the Employment Term, the Executive's employment hereunder shall automatically terminate as of the date of death; provided, however, that the Executive's estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Salary for a two (2) year period following the date of death, any Performance Bonus that would be payable for the one (1) year period in which the Executive died which are properly owing to the Executive pursuant to
Section 6 hereof.

         (b) In the event of the Executive's Incapacity, the Company may, in its sole discretion, terminate the Executive's employment hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive's legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, (i) any accrued and unpaid Salary for a two
(2) year period from the date of termination, less any amounts received by the Executive under any disability insurance policy maintained by the Company; and
(ii) any Performance Bonus that would be payable for the one (1) year period after the Executive's employment is terminated due to Incapacity and reimbursement of business expenses which are properly owing to the Executive pursuant to Section 6 hereof, through the date of termination; provided that in no event shall the amount of the Performance Bonus be less than fifty percent (50%) of what it would have been for the entire year.

         (c) The Company shall have the right to terminate the Executive's employment under this Agreement at any time for Cause upon written notice to the Executive. In the event the Executive's employment hereunder is terminated by the Company for Cause, the Company shall only be obligated to pay accrued and unpaid Salary through the date of termination and the Company shall pay any accrued and unreimbursed business expenses which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination.

         (d) The Company shall have the right to terminate the Executive's employment hereunder Without Cause at any time upon ten (10) days' prior written notice to the Executive. If the Company terminates the Executive's employment hereunder Without Cause, the Company shall (i) continue to pay Salary to the Executive provided for hereunder for a

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period equal to the greater of (x) two (2) years from the date of termination and (y) the remaining period of the Employment Term and (ii) pay any unreimbursed business expenses which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination. In addition, should the Executive's employment hereunder be terminated Without Cause, the Company shall pay to the Executive the Performance Bonus, if any, for the entire contract year in which the termination of the Executive's employment with the Company hereunder occurs and for the contract year following the year in which the termination occurred. The Executive shall not be under any obligation to mitigate the Company's obligation pursuant to this Section 7(d) by securing other employment or otherwise.

         (e) The Executive shall have the right to terminate his employment with the Company hereunder for Good Reason, upon not less than thirty (30) days prior written notice to the Company. Should the Executive terminate his employment hereunder for Good Reason, the Company shall be obligated to make the payments to the Executive provided for in Section 7(d) hereof upon the termination of the Executive's employment by the Company Without Cause.

         (f) The failure of the Company to continue the employment of the Executive upon expiration of the entire three (3) year Employment Term shall not be considered a termination of employment for purposes of this Agreement. The Company's obligations with respect to the Performance Bonus for the last year of the Employment Term, if any, shall survive the expiration of this Agreement.

         Section 8. Inventions. Any Inventions originated or conceived by the Executive related to the Company's business during his employment by the Company or any Affiliate of the Company or with the use or assistance of the facilities, materials or personnel of the Company or any Affiliate of the Company, either solely or jointly with others, during the Employment Term shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company and agrees to transfer and assign to the Company all of his right, title and interest in and to all Inventions, and to applications for patents and patents granted upon such Inventions and to all copyrightable material related thereto developed by the Executive or under his supervision. The Executive agrees for himself and his heirs and personal representatives, upon the request of the Company and at the Company's expense, to do such acts, to execute such documents and instruments and to participate in such legal proceedings as from time to time may be necessary or required to apply for, secure, maintain, reissue, extend or defend the worldwide rights of the Company in the Inventions. The Executive here grants to the Company a power of attorney, which is irrevocable and coupled with an interest, to execute any such documents and instruments if the Executive is unable or fails to do so, after the request by the Company as provided in the immediately preceding sentence. The Executive shall have no right to receive any royalties or other payments from the Company with respect to any inventions.

         Section 9. Restrictions Respecting Competing Businesses, Confidential Information, etc. The Executive acknowledges and agrees that by virtue of the Executive's position and involvement with the business and affairs of the Company, the Executive will

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develop substantial expertise and knowledge with respect to all aspects of the
Company's business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information. The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 9 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 9 are fair and reasonable and necessary to adequately protect the Company.

         (a) The Executive hereby covenants and agrees that, during the Employment Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information related to the Company's business other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Employment Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing).

         (b) The Executive covenants and agrees that, while the Executive is employed by the Company and for one (1) year after the Executive ceases to be employed by the Company, if the Executive (i) voluntarily terminates his employment with the Company for Good Reason or (ii) is terminated by the Company for Cause, the Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, partner, lender, consultant, Executive, agent, supplier, distributor or otherwise) any Competing Business or, directly or indirectly, induce or influence any customer or other Person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship; provided that in the case of a termination by the Executive pursuant to clause (i) the Company at all times continues to pay the amounts owing to the Executive pursuant to Section 7(b) hereof. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, Executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive's interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ or a similar means if NASDAQ is no longer providing such information.

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         (c)      While the Executive is employed by the Company and for one
(1) year after the Executive ceases to be an employed by the Company, the Executive shall not, directly or indirectly, solicit to employ for himself or others any employee of the Company or any Affiliate of the Company who was an employee of the Company or any Affiliate of the Company as of the date of the termination of the Executive's employment with the Company, or to solicit any such employee to leave such employee's employment or join the employ of another, then or at a later time; provided that the foregoing shall not apply to any family member of the Executive who is employed by the Company or any such Affiliate or the Executive's administrative assistant.

         (d) The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

         (e) Because the breach of any of the provisions of this Section 9 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to a decree of specific performance of the restrictive covenants contained in this Section 9 and to a temporary and permanent injunction enjoining such breach, without posting a bond or furnishing similar security.

         Section 10. Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

         Section 11. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, the heirs, executors, administrators and legal representatives of the Executive and the successors and permitted assigns of the Company. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive or the Company without the prior written consent of the other party hereto, except that the Company may assign any of its rights or obligations hereunder to any other Person which purchases all or substantially all of the common stock or assets of the

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

Company or is the successor to the Company by merger, consolidation or other similar transaction.

         Section 12. Amendment; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein, except that nothing herein shall amend or modify that certain Agreement dated _____________, between the Executive and the Company relating to the assignment of intellectual property by the Company.

         Section 13. Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

         Section 14. Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any person shall be in writing, and shall be delivered personally or sent by certified mail, return receipt requested (postage prepaid) or by telecopy, to the parties at the following addresses or telecopy numbers, as applicable:

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

         If to the Executive:

                  Mr. John F. Moynahan
                  Xybernaut Corporation
                  12701 Fair Lakes Circle
                  Suite 550
                  Fairfax, VA  22033
                  Telecopier: (703) 631-3903

         If to the Company:

                  Xybernaut Corporation
                  12701 Fair Lakes Circle
                  Suite 550
                  Fairfax, VA  22033
                  Attention:  Secretary
                  Telecopier:  (703) 631-7070

         With a copy to:

                  Parker Chapin Flattau & Klimpl, LLP
                  1211 Avenue of the Americas
                  New York, NY  10036
                  Attention:  Martin Eric Weisberg, Esq.
                  Telecopier:  (212) 704-6288

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this
Section 14 shall be effective after it is received by the intended recipient.

         Section 15. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF VIRGINIA AND THE FEDERAL DISTRICT COURT FOR THE NORTHERN DISTRICT OF VIRGINIA WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES WAIVE ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN

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INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES
THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         Section 16. Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

                           ----------------------------------------
                           John F. Moynahan



                           XYBERNAUT CORPORATION



                           By:
                              --------------------------------------
                              Name:
                              Title:




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